Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851; cell: 412-335-9488;

Neil.cotiaux@fhlb-pgh.com

RESULTS DECLARED IN BOARD ELECTIONS AT FHLBANK PITTSBURGH

PITTSBURGH, PA, November 24, 2008 – The Board of Directors of the Federal Home Loan Bank (FHLBank) of Pittsburgh has declared the results of recent Board elections. The Board took the action on November 21, 2008.

New Pennsylvania Member Directors

Two community bankers were chosen to fill two expiring Pennsylvania directorships:

•	John S. Milinovich was elected to the Board for a four-year term. Mr. Milinovich is Executive Vice President, Treasurer and Chief Financial Officer of Washington Federal Savings Bank, Washington, PA. Founded in 1899, Washington Federal Savings Bank provides a broad range of retail and commercial financial services to customers in Washington and Allegheny counties.

•	Robert W. White was also elected to the Board for a four-year term. Mr. White is Chairman, President and Chief Executive Officer of Abington Bank in Jenkintown, PA. Abington Bank, originally organized in 1867, operates in Montgomery, Bucks and Delaware counties and offers retail and commercial banking services.

Messrs. Milinovich and White will assume their directorships effective January 1, 2009.

New Independent Directors

The Bank also held a district-wide election for two independent directorships that expire this year.

Under the Housing and Economic Recovery Act, enacted by Congress in July 2008, appointed director positions were changed to elected, non-member independent director positions. The Bank’s regulator, now the Federal Housing Finance Agency, no longer appoints directors to such positions.

Independent non-member directors are now elected from across FHLBank Pittsburgh’s district of Delaware, Pennsylvania and West Virginia. In this new process, nominations for independent non-member directors are made by the Board after consultation with the Bank’s Affordable Housing Advisory Council. Like member directors, independent non-member directors now serve four-year terms. Member directors continue to constitute a majority of the Board.

Elected as independent directors were:

•	Patrick A. Bond, a current member of the Board who has served as an appointed director since May 2007. He is Founding General Partner of the venture capital firm, Mountaineer Capital, LP, of Charleston, WV.

•	Brian A. Hudson, Executive Director and Chief Executive Officer of the Pennsylvania Housing Finance Agency (PHFA) in Harrisburg, PA. He, too, has served as an appointed director since May 2007.

Messrs. Bond and Hudson will begin their new terms effective January 1, 2009. Each will serve as a Public Interest Director and represent consumer housing interests.

Other Directors

The remaining Directors who will serve on FHLBank Pittsburgh’s Board in 2009 are: Dennis S. Marlo (current Board Chair), H. Charles Maddy III (current Board Vice Chair), Rev. Luis A. Cortés Jr., Walter D’Alessio, John K. Darr, David R. Gibson, Glenn B. Marshall, Edward J. Molnar, Sarah E. Peck and Patrick J. Ward.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars and enjoys a triple-A rating. It currently has 331 members in its district of Delaware, Pennsylvania and West Virginia and holds approximately $99 billion in assets as of September 30, 2008. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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